Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Business Acquired.

Report of Independent Certified Public Accountants dated December 9, 2009	F-2

The Wood Energy Group, Inc’s. audited balance sheet as of December 31, 2008 and audited statements of income, stockholders equity and cash flows for the years ended December 31, 2008 and December 31, 2007 and the Wood Energy Group, Inc’s unaudited balance sheet as of June 30, 2009 and unaudited statements of income, stockholders equity and cash flows for the six months ended June 30, 2009 and June 30, 2008
F-3

Notes to Financial Statements of The Wood Energy Group, Inc	F-7

Pro Forma Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements of B.H.I.T. Inc. and The Wood Energy Group, Inc	F-19

The Unaudited Pro Forma Condensed Combined Balance Sheet of B.H.I.T. Inc. and The Wood Energy Group, Inc. as of June 30, 2009 and the Unaudited Pro Forma Condensed Combined Statements of Income B.H.I.T. Inc. and The Wood Energy Group, Inc. for the six months ended June 30, 2009 and for the year ended December 31, 2008
F-23

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of
The Wood Energy Group, Inc.

We have audited the accompanying balance sheets of The Wood Energy Group, Inc. (a Missouri Corporation) as of December 31, 2008 and 2007, and the related statements of income, stockholders’ deficit, and cash flows for each of the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Wood Energy Group, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
December 9, 2009

THE WOOD ENERGY GROUP, INC.
BALANCE SHEETS

	June 30,	December 31,
	2009	2008	2007
	(Unaudited)
ASSETS

Current assets
Cash	$38,652	$2,175	$-
Accounts receivable	430,262	319,582	200,453
Costs incurred related to deferred revenue	625,907	870,879	1,124,950

Total current assets	1,094,821	1,192,636	1,325,403

Property and equipment, net	785,639	818,262	966,740

Total assets	$1,880,460	$2,010,898	$2,292,143

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued expenses	$576,572	$397,261	$245,858
Cash overdraft	-	-	90,020
Income tax payable	31,400	25,200	13,800
Deferred revenue	971,040	1,389,924	1,786,646
Loans payable	500,000	500,000	313,350
Current portion of capital lease payable	120,373	170,042	174,648
Current portion of long-term debt	53,246	42,964	60,504

Total current liabilities	2,252,631	2,525,391	2,684,826

Capital lease payable, less current portion	234,568	282,831	342,292
Long-term debt, less current portion	106,712	58,429	67,898

	341,280	341,260	410,190

Stockholders' deficit
Common stock, $1.00 par value, 30,000 shares authorized, 1,000 shares issued and outstanding	1,000	1,000	1,000
Stockholder loans	(111,000)	(111,000)	(111,000)
Accumulated deficit	(603,451)	(745,753)	(692,873)

Total stockholders' deficit	(713,451)	(855,753)	(802,873)

Total liabilities and stockholders' deficit	$1,880,460	$2,010,898	$2,292,143

See accompanying notes to the financial statements.

THE WOOD ENERGY GROUP, INC.
STATEMENTS OF INCOME

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2009	2008	2008	2007
	(Unaudited)

Revenues	$2,619,928	$2,322,509	$5,077,569	$5,198,353
Cost of sales	1,874,849	1,536,235	3,710,388	3,602,918

Gross profit	745,079	786,274	1,367,181	1,595,435

Expenses
Selling, general and administrative	407,266	543,496	1,021,032	1,165,493
Depreciation	150,178	109,832	302,927	287,706

	557,444	653,328	1,323,959	1,453,199

Income from operations	187,635	132,946	43,222	142,236

Other expenses
Interest	39,133	33,263	84,702	79,320

Income (loss) before income taxes	148,502	99,683	(41,480)	62,916

Income taxes	6,200	27,000	11,400	13,800

Net income (loss)	$142,302	$72,683	$(52,880)	$49,116

Weighted average number of common shares outstanding	1,000	1,000	1,000	1,000

Basic and diluted net income (loss) per common share	$142.30	$72.68	$(52.88)	$49.12

See accompanying notes to the financial statements.

THE WOOD ENERGY GROUP, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2008 AND 2007 AND JUNE 30, 2009 (UNAUDITED)

	Common Stock		Shareholder	Accumulated
	Shares	Amount	Loans	Deficit	Total

Balance January 1, 2007	1,000	$1,000	$(111,000)	$(741,989)	$(851,989)

Net income	-	-	-	49,116	49,116

Balance December 31, 2007	1,000	1,000	(111,000)	(692,873)	(802,873)

Net loss	-	-	-	(52,880)	(52,880)

Balance December 31, 2008	1,000	1,000	(111,000)	(745,753)	(855,753)

Net income	-	-	-	142,302	142,302

Balance June 30, 2009, Unaudited	1,000	$1,000	(111,000)	$(603,451)	$(713,451)

See accompanying notes to the financial statements.

THE WOOD ENERGY GROUP, INC.
STATEMENTS OF CASH FLOWS

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2009	2008	2008	2007
	(Unaudited)
Cash flow from operating activities
Net income (loss)	$142,302	$72,683	$(52,880)	$49,116

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	150,178	109,832	302,927	287,706
Changes in assets and liabilities:
Increase in accounts receivable	(110,680)	(105,161)	(119,129)	(173,690)
Decrease (increase) in costs incurred related to deferred revenue	244,972	(30,702)	254,071	366,534
Increase (decrease) in accounts payable and accrued expenses	179,311	(77,646)	151,403	29,179
Increase in income tax payable	6,200	6,400	11,400	13,800
(Decrease) increase in cash overdraft	-	(79,133)	(90,020)	45,609
(Decrease) increase in deferred revenue	(418,884)	59,443	(396,722)	(526,435)

Net cash provided by (used in) operating activities	193,399	(44,284)	61,050	91,819

Cash flow from investing activities:
Acquisition of property and equipment	(117,555)	-	(39,050)	(131,811)
Net cash used in investing activities	(117,555)	-	(39,050)	(131,811)

Cash flow from financing activities:
Proceeds from long-term debt	88,274	-	39,050	93,814
Payments on long-term debt	(29,709)	(22,295)	(66,059)	(57,139)
Payments on capital leases	(97,932)	(132,500)	(179,467)	(126,752)
Proceeds from loans payable	-	1,067,321	1,067,322	2,356,347
Payments on loans payable	-	(880,671)	(880,671)	(2,226,278)

Net cash (used in) provided by financing activities	(39,367)	31,855	(19,825)	39,992

Net increase in cash and cash equivalents	36,477	(12,429)	2,175	-

Cash and cash equivalents at beginning of year	2,175	-	-	-

Cash and cash equivalents at end of year	$38,652	$(12,429)	$2,175	$-

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$39,133	$33,263	$84,702	$79,320
Taxes	$-	$-	$-	$-

Non cash financing activities:
Property acquired under capital leases	$-	$-	$115,400	$391,350

See accompanying notes to the financial statements.

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Wood Energy Group, Inc. (“the Company”) was founded in 2001 and is incorporated in the state of Missouri. The Company engages in the business of railroad tie reclamation and disposal principally within the Southwestern portion of the United States.

Revenue Recognition

The Company utilizes the completed contract method of accounting for revenue recognition. The Company recognizes revenue for the pick-up and disposal of used railroad ties upon the completion of the scope of work required under its contracts, which is when the Company considers amounts to be earned (evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectability is reasonably assured). Accordingly, billings related to the services for which contracts have not been completed have been recorded as deferred revenue. Direct costs, including payroll, fuel, equipment rental, trucking expense and steel strapping costs that are related to the pick-up and disposal of used railroad ties are deferred until the related revenue recognition process is complete. The Company also receives revenue from the resale of a portion of the reclaimed ties. These revenues are recorded when the ties are sold to a third party.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates included deferred revenue, costs incurred related to deferred revenue, and the useful life of property and equipment.

Cash and Cash Equivalents

The Company considers all cash and bank deposits to be cash equivalents.

Accounts Receivable

Trade accounts receivable are recorded net of an allowance for expected losses. An allowance is estimated from historical performance and projections of trends. Bad debt expense is charged to operations if write offs are deemed necessary. As of June 30, 2009, December 31, 2008 and 2007 no allowance is provided as all accounts receivable are deemed collectible.

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

Property and Equipment

Property and equipment owned and under capital leases are carried at cost. Depreciation of property and equipment is provided using the double declining method for financial reporting purposes at rates based on the following estimated useful lives:

Years
Machinery and equipment	5-7
Furniture and fixtures	5

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Valuation of Long-Lived Assets

The Company reviews long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  In evaluating the fair value and future benefits of its assets, management performs an analysis of the anticipated undiscounted future net cash flows of the individual assets over the remaining amortization period or an appraisal of market value is obtained.

Fair Value of Financial Instruments

Recorded financial instruments consist of cash, accounts receivable, accounts payable and the current portion and long-term debt obligations as of December 31, 2008 and 2007.  The related fair values of these financial instruments approximated their carrying values due to the short-term nature of these instruments.

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

Income Taxes

We account for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes.  Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, we consider tax regulations of the jurisdictions in which we operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of ASC 740.

ASC 740-10 requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

FASB Accounting Standards Codification
(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, the FASB issued the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures, except changes to references as required, as a result of implementing the Codification during the years ended December 31, 2008 and 2007.

As a result of the Company’s implementation of the Codification during the years ended December 31, 2008 and 2007, previous references to new accounting standards and literature are no longer applicable. The Company will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year.

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

Fair Value Measurements
(Included in ASC 825 “Financial Instruments”, previously FAS No. 157 “Fair Value Measurements”)

In September 2006, the FASB issued FAS Statement No. 157, “Fair Value Measurements” (“FAS No. 157”). This standard provides guidance for using fair value to measure assets and liabilities. Under FAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. In support of this principle, FAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The adoption of FAS No. 157 did not have an impact on the Company’s financial position, results of operations or cash flows. FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157,” issued in February 2008, provides a one-year deferral to fiscal years beginning after November 15, 2008 of the effective date of FAS No. 157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed in financial statements at least annually at fair value on a recurring basis. The Company’s adoption of the remaining provisions of FAS No. 157 did not have an impact on the Company’s financial position, results of operations or cash flows.

Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value” , which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities.  This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a. The quoted price of the identical liability when traded as an asset b. Quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.  The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  The amendments in this Update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  The Company does not expect the adoption of this update to have a material impact on its financial position, results of operations or cash flows. This standard is effective beginning in the first reporting period after issuance of the standard, January 1, 2010 for the Company.

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

NOTE 3—RELATED PARTY TRANSACTIONS

The Company has non-interest bearing advances to stockholders totaling $111,000 at June 30, 2009, December 31, 2008 and 2007, respectively, which are presented as a reduction of stockholders’ equity.

The Company’s stockholders have guaranteed all of the loans payable on behalf of the Company.

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	June 30,	December 31,
	2009	2008	2007
	(Unaudited)

Furniture and fixtures	$3,100	$3,100	$3,100

Machinery and equipment	1,949,791	1,832,236	1,677,787
	1,952,891	1,835,336	1,680,887

Accumulated depreciation	(1,167,252)	(1,017,074)	(714,147)
	$785,639	$818,262	$966,740

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

NOTE 5—LOANS PAYABLE

The Company’s loans payable consists of the following:

	June 30,	December 31,
	2009	2008	2007
	(Unaudited)
Loan payable interest only at a variable rate of
interest ranging between 5.25% and 3.25%
with a balloon payment due on April 17, 2009
(paid off upon the sale of the Company - see
Note 10), secured by all inventory, accounts
receivable, equipment and intangibles. The
note is personally guaranteed by all of the
stockholders	$500,000	$500,000	$-

Loan payable interest only at variable rate of
interest ranging between 7.50% and 5.25%
with a balloon payment due in May 2007,
secured by all inventory, accounts receivable,
equipment and intangibles. The note is
personally guaranteed by all of the
stockholders	-	-	313,350
	$500,000	$500,000	$313,350

The weighted average interest rate for short-term borrowings outstanding was 3.25%, 3.8% and 6.4% during 2009, 2008 and 2007, respectively. The average amount of borrowings was $500,000, $406,675 and $248,315 for 2009, 2008 and 2007, respectively.

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

NOTE 6—LONG-TERM DEBT

The Company’s long-term debt consists of the following:

	June 30,	December 31,
	2009	2008	2007
	(Unaudited)
7.50% note payable, $442 payments of monthly
principal and interest, secured by vehicle, due
September, 2013	$19,246	$21,132	$-
5.75% note payable, $397 payments of monthly
principal and interest, secured by vehicle, due
March, 2012	12,100	14,102	-
8.84% note payable, $1,666 payments of monthly
principal and interest, secured by a trailer, due
April, 2009	-	6,535	25,100
6.25% note payable, $757 payments of monthly
principal and interest, secured by vehicle, due
January, 2009	-	1,298	11,776
5.74% note payable, $975 payments of monthly
principal and interest, secured by vehicle, due
July, 2008	-	1,924	13,113
8.05% note payable, $2,157 payments of monthly
principal and interest, secured by vehicle, due
December, 2012	83,886	-	-
7.95% note payable, $2,288 payments of monthly
principal and interest, secured by vehicle, due
January, 2011	44,725	56,402	78,413
	$159,957	$101,393	$128,402

The following is a summary of principal maturities of long-term debt as of December 31, 2008 during the next five years:

2009	$42,964
2010	32,762
2011	15,805
2012	5,991
2013	3,871
$101,393

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

NOTE 6—LEASES

The Company leases equipment used in its operations under operating and capital leases that expire over the next 1 to 5 years. Certain leases contain minimum escalation clauses, purchase options as well as options to extend the leases for additional years. In connection with the sale of the Company to B.H.I.T. Inc. on September 4, 2009 (see Note 10) all of the leases were paid off.

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2008:

Year Ending December 31,	Amount
2009	$188,021
2010	14,081
Total minimum payments required	$202,102

Rental expense was $503,290 and $521,989 for the years ended December 31, 2008 and 2007, respectively and $183,608 and $314,932 for the six months ended June 30, 2009 and 2008, respectively.

The following is a schedule by years of minimum future rentals on noncancelable capital leases as of December 31, 2008:

Year ending December 31,
2009	$200,464
2010	135,489
2011	112,221
2012	69,942
2013	20,747
Net minimum lease payments:	538,863
Less amount representing interest:	(85,990)
Present value of net minimum lease payments:	452,873
Amount representing current portion	(170,042)

Capital lease payable, less current portion	$282,831

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

Property and equipment under capital leases consist of the following as of December 31, 2008 and 2007:

	June 30,	December 31,
	2009	2008	2007
	(Unaudited)

Machinery and equipment	867,045	$867,045	$751,645
Accumulated depreciation	(512,702)	(370,965)	(195,613)
	$354,343	$496,080	$556,032

NOTE 7—INCOME TAXES

The provision for income taxes consists of the following components:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2009	2008	2008	2007
	(Unaudited)
Current	$6,200	$27,000	$11,400	$13,800
Deferred	-	-	-	-
	$6,200	$27,000	$11,400	$13,800

The current provision for income taxes relates to uncertain tax positions indentified in ASC 740. There is no other federal or state tax provision as there is no identification of any other uncertain tax positions.

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

The components of deferred income tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	2008	2007
Short-term deferred tax assets:
Accrued expenses	$29,000	$-
Total short-term deferred tax assets	29,000	-
Valuation allowance	(29,000)	-
	-	-
Long-term deferred tax assets:
Deferred revenue net of related costs	210,000	258,000
Net operating loss carryforward	76,000	18,000
Total long-term deferred tax assets	286,000	276,000
Valuation allowance	(144,000)	(118,000)
	142,000	158,000
Long-term deferred tax liabilities:
Property and equipment	(142,000)	(158,000)
Total long-term deferred tax liabilities	(142,000)	(158,000)

Net deferred tax assets	$-	$-

The income tax provision differs from the expense that would result from applying statutory rates to income before income taxes principally because of a valuation allowance on net deferred tax assets for which realization is uncertain and ASC 740 uncertain tax positions.

Management has assessed the realization of the net deferred tax assets and has determined that it is more likely than not that they will not be realized. Due to the uncertainty of their realization, a valuation allowance of 100% has been provided against net deferred tax assets. The Company has a net operating loss carryforward of $200,000 expiring in 2028.

The Company adopted the provisions of ASC 740, previously FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, on January 1, 2007. Previously the Company has accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. The statute of limitations is still open on years 2006 and subsequent. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than–not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date the Company applied ASC 740 to all tax positions for which the statute of limitations remained open. As a result of the implementation of ASC 740, the Company did not recognize an increase in the liability for uncertain tax positions.

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

The Company is subject to income taxes in the U.S. federal jurisdiction and a number of state jurisdictions, including the state of Missouri. The tax regulations within each jurisdiction are subject to interpretation of related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for the years before 2006.

In adopting ASC 740, the Company changed its previous method of classifying interest and penalties related to unrecognized tax benefits as income tax expenses to classifying interest accrued as interest expense and penalties as operating expenses. The Company has no accrued interest and penalties as of the years ended December 31, 2008 and 2007, respectively, because they are not material.

A reconciliation of beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$-
Additions based on tax positions related to the current year	13,800
Balance at December 31, 2007	13,800
Additions based on tax positions related to the current year	11,400
Balance at December 31, 2008	25,200
Additions based on tax positions related to the current year	6,200
Balance at June 30, 2009 (Unaudited)	$31,400

As of December 31, 2008 and December 31, 2007, the balance in unrecognized tax benefits increased to approximately $25,200 and $13,800, respectively.  The increases in each year are the result of management’s assessment that certain positions taken no longer meet the more likely than not criteria established in ASC 740.  If these unrecognized tax benefits are ultimately recognized, they will reduce the Company’s annual effective tax rate.

NOTE 8—MAJOR CUSTOMERS

Of the Company’s revenues, 74%, 72% and 74% of its total revenues are for tie reclamation under a contract with one major customer and 8%, 15% and 13% of its total revenues are for tie disposition under a contract with another major customer for the six months ended June 30, 2009, the years ended December 31, 2008 and 2007, respectively. A total of $366,328, $257,681 and $200,453 is due from these customers at June 30, 2009, December 31, 2008 and 2007 respectively.

NOTE 9—401K PLAN

The Company maintains a basic 401K program with an employer match of 10%. Expenses related to the employer match were $1,215, $4,429 and $5,506 for the six months ended June 30, 2009, years ended December 31, 2008 and 2007, respectively.

THE WOOD ENERGY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
(Information relating to the six months ended June 30, 2009 and 2008 is unaudited)

NOTE 10—COMMITMENTS AND CONTINGENCIES

The Company was party to a workers compensation claim in Oklahoma that the Company ultimately settled in 2009. In connection with the case, the Company incurred legal expenses of $104,499 and $39,551 in 2008 and 2007, respectively. The settlement of the case was for $76,645 which was paid from the proceeds in connection with the sale of the Company to B.H.I.T. Inc. on September 4, 2009 (see Note 10) The settlement was also expensed in 2008.

The Company is also subject to various claims arising in the ordinary course of business, all of which are currently being handled by the Company’s insurance carrier.  In the event that the ultimate outcome of these matters is adverse, management does not believe they would have a material effect on the financial statements.

NOTE 11—SUBSEQUENT EVENTS

On September 4, 2009, B.H.I.T. Inc. (“BHIT”) purchased 100% of the issued and outstanding common stock of the Company for a purchase price of $5.4 million in cash and $1.0 million in shares of common stock of BHIT, or 3,333,334 shares. The purchase price may be increased or decreased by a working capital adjustment based on the closing date balance sheet.

The Stock Purchase Agreement contains non-solicitation and noncompetition provisions pursuant to which the stockholders of the Company agree not to solicit any employee or affiliate of the Company or engage in competitive business for a period of two years after the date of closing of the transaction. The Stock Purchase Agreement also contains customary representations, warranties, covenants and indemnification provisions.

At the closing of the transaction the selling shareholders paid off all operating and capital leases, all outstanding notes and loans payable and the legal expenses and settlement discussed in Note 10. All future liability relating to the workers compensation claim discussed in Note 10, if any, including legal expenses will be borne by the former shareholders of The Wood Energy Group, Inc.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
OF B.H.I.T. INC. AND THE WOOD ENERGY GROUP, INC.

Note 1. Basis of Presentation

On May 28, 2009, B.H.I.T. Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Stephanie G. Smith and Greg Smith, Trustees of the Stephanie G. Smith Trust U/A dated December 20, 1995, as amended (the “Trust”), Andy C. Lewis (together with the Trust, the “Sellers”), and The Wood Energy Group, Inc. (“Wood”), pursuant to which the Company agreed to purchase all of the issued and outstanding common stock of Wood, which is owned by the Sellers, for a purchase price of $5.4 million in cash and $1.0 million in shares of common stock of the Company, or 3,333,334 shares, plus customary working capital adjustments. The number of shares of common stock of the Company was determined by the market value of the shares based on the average closing price of the stock for the five business days prior to June 1, 2009.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2009, and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2008 and the six months ended June 30, 2009, are derived from the historical financial statements of the Company and Wood as of and for the year ended December 31, 2008 and for the six months ended June 30, 2009. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these pro forma combined financial statements.

The unaudited pro forma condensed combined balance sheet gives effect to the purchase of Wood’s common stock as if it had occurred on June 30, 2009, and combines the historical balance sheets of the Company and Wood at June 30, 2009. The unaudited pro forma condensed combined income statement for the six months ended June 30, 2009 gives effect to the purchase of Wood’s common stock as if it had occurred on January 1, 2009. The unaudited pro forma condensed combined income statement for the year ended December 31, 2008 gives effect to the purchase of Wood common stock as if it had occurred on January 1, 2008.

The unaudited pro forma condensed combined financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from integration of the two companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for other costs associated with removing redundant operations that could affect amounts in these pro forma condensed combined financial statements, and their effects may be material.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited financial statements and related notes of the Company, “Management’s Discussions and Analysis or Plan of Operation” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as the historical financial statements and related notes of Wood for the year ended December 31, 2008, which are attached as Exhibit 99.1 to this Current Report on Form 8-K. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial condition of the Company that would have been reported had the acquisition of Wood been completed as of the dates presented, and should not be construed as representative of the future results of operations or financial condition after such acquisition.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to adjust amounts to reflect the debt raised and the Company’s subsequent purchase of Wood. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)  to record adjustments related to the retirement of debt and equipment lease obligations which were paid off by the Sellers at closing pursuant to the Agreement, and to eliminate deferred revenue and related deferred costs which do not carry over under purchase accounting.

(b)  to record debt financing consisting of (i) a five year $3,000,000 senior secured, term loan with a bank bearing interest at prime plus 5% or Libor (2.0% floor) plus 4.5%, and (ii) $1,525,000 of convertible debentures bearing interest at 10% per annum and payable in five years, less bank fees and costs of $213,812. Because the convertible debenture includes a beneficial conversion feature, $381,250 is classified as debt, and $1,143,750 is classified as equity on the pro forma balance sheet. The debt discount will be amortized as interest expense over the five year term of the debenture. A deferred tax liability for the beneficial conversion feature has not been recorded due to the offsetting deferred tax asset of BHIT.

(c)  to record the purchase of Wood for consideration consisting of $4,966,000 of cash and 3,333,334 shares of common stock of the Company valued at $0.35 per share (the fair market value of BHIT’s common stock as of the closing date), and $260,942 for working capital (including certain unbilled receivables as defined in the Agreement). The working capital obligation is being paid as follows: $400,000 has been paid by issuing convertible debentures, and $139,508 will be recovered from the Sellers. The amount of the purchase price allocated to property and equipment of $1,800,000 is based upon an independent third party appraisal. The Company has not completed an assessment of the identifiable intangible assets.  The amount allocated to the identifiable intangible assets will be based upon an independent third party appraisal which has yet to be performed. Accordingly, the portion of the purchase price allocated to the identifiable intangible assets and goodwill may change.

The purchase price is allocated as follows:

Purchase price	$6,366,667

Estimated working capital adjustment	(139,058)

6,227,609
Allocated to:

Intangible assets	(2,000,000)

Property and equipment	(1,800,000)

Deferred income taxes	1,100,000

Current assets acquired	(468,914)

Current liabilities acquired	607,972

Goodwill	$3,666,667

(d)  to record estimated deal costs and professional fees not already recorded.

(e)  to record interest expense, amortization of debt costs and amortization of the beneficial conversion feature on the senior secured debt and convertible debentures issued as part of this transaction. For each 0.125% increase in the interest rate on the bank term loan, interest expense will increase $3,750 annually.

(f)  to adjust depreciation as a result of the change in the cost of the property and equipment to the appraised value over an estimated useful life of 5 years, and the amortization of identifiable intangible assets over an estimated useful life of 10 years.

(g) to remove equipment rental and interest expense for equipment leases and debt that was paid off by the Sellers at closing.

(h)  to provide for (i) a deferred tax liability of $1,100,000 as a result of asset basis differences resulting from the purchase accounting entry and estimated identifiable intangible assets arising from the acquisition, and (ii) an income tax expense or benefit as a result of the transaction at the effective tax rate expected for the full year.

Note 3. Pro Forma Net Income (Loss) Per Share

Pro forma net income (loss) per share is based on the weighted average shares of the Company’s common stock outstanding during the period after giving effect to the shares of common stock issued to the Sellers, as if such shares were issued at the beginning of each period. Diluted earnings per share have been computed as if the convertible debentures were converted to common stock at the beginning of the period. Basic and fully diluted weighted average shares outstanding were calculated as follows:

	For the Six Months	For the Year
	Ended June 30,	Ended December 31,
	2009	2008
	(Unaudited)	(Unaudited)
Basic:
Reflects the outstanding
common stock of BHIT	25,956,183	25,110,273
Reflects the issuance of shares
pursuant to the Agreement	3,333,334	3,333,334

	29,289,517	28,443,607

Diluted:
Reflects the outstanding
common stock of BHIT	25,956,183	25,110,273
Reflects the issuance of shares
pursuant to the Agreement	3,333,334	3,333,334
Reflects the conversion of
convertible debentures issued	7,625,000	-
Reflects the exercise of "in the
money" options	1,125,000	-

	38,039,517	28,443,607

B.H.I.T. Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2009

	B.H.I.T. Inc.	The Wood Energy Group, Inc		Pro forma Adjustments	Pro forma
	(Historical)	(Historical)			(As Adjusted)
Assets
Current assets
Cash and cash equivalents	$1,445,914	$38,652	b	3,911,188	$429,754
			c	(4,966,000)
Accounts receivable	-	430,262			430,262
Due from Seller	-		b	400,000	305,058
			c	(94,942)
Prepaid expenses	3,250	-			3,250
Costs incurred related to deferred revenue	-	625,907	a	(625,907)	-
Total current assets	1,449,164	1,094,821			1,168,324

Property and equipment, net	-	785,639	c	1,014,361	1,800,000

Other assets:
Deposit	340,000	-		-	340,000
Loan fees	-	-	b	213,812	213,812
Intangible assets	-	-	c	2,000,000	2,000,000
Goodwill	-	-	a	139,058	3,666,667
			c	2,427,609
			h	1,100,000
	340,000	-			6,220,479

Total assets	$1,789,164	$1,880,460			$9,188,803

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$42,977	$576,572	d	150,000	$769,549
Income taxes payable		31,400			31,400
Deferred revenue		971,040	a	(971,040)	-
Loans payable	-	500,000	a	(500,000)	-
Current portion of capital leases payable		120,373	a	(120,373)	-
Current portion of long-term debt		53,246	a	(53,246)	-
	-	-	b	600,000	600,000
Total current liabilities	42,977	2,252,631			1,400,949

Long term liabilities
Deferred income taxes			h	1,100,000	1,100,000
Capital leases payable		234,568	a	(234,568)	-
Convertible debenture			b	1,525,000	381,250
			b	(1,143,750)
Long-term debt		106,712	b	2,400,000	2,400,000
	-		a	(106,712)

Total long term liabilities	-	341,280			3,881,250

Total liabilities	42,977	2,593,911			5,282,199

Stockholders' equity
Common stock, $0.01 par value, 75,000,000 shares authorized. 26,120,808 shares and 29,454,142 (pro forma) issued and outstanding	261,208	1,000	c	3,333	264,541
			a	(1,000)
Additional paid-in capital	89,620,889		c	1,163,334	91,927,973
			b	1,143,750
Stockholder loans		(111,000)	a	111,000	-
Accumulated deficit	(88,065,221)	(603,451)	a	603,451	(88,215,221)
			d	(150,000)
Treasury stock, at cost, for 282,757 shares of common stock	(70,689)	-			(70,689)

Total stockholders' equity	1,746,187	(713,451)			3,906,604

Total liabilities and stockholders' equity	$1,789,164	$1,880,460			$9,188,803

B.H.I.T. Inc.
Unaudited Pro Forma Condensed Combined Income Statement
Six Months Ended June 30, 2009

	B.H.I.T. Inc.	The Wood Energy Group, Inc		Pro forma Adjustments	Pro forma
	(Historical)	(Historical)			(As Adjusted)

Revenues	$-	$2,619,928			$2,619,928
Cost of sales	-	1,874,849	g	(201,923)	1,672,926

Gross profit	-	745,079			947,002

Selling, general and administrative expenses	241,010	407,266	d	150,000	798,276
Depreciation and amortization	-	150,178	f	129,822	280,000

Income (loss) from operations	(241,010)	187,635			(131,274)

Other income (expenses):
Interest income	9,470	-			9,470
Interest expense	-	(39,133)	e	(287,928)	(287,928)
			g	39,133
Total other income (expenses)	9,470	(39,133)			(278,458)

Income (loss) before income taxes	(231,540)	148,502			(409,732)

Income tax benefit (expense)	-	(6,200)	h	22,200	16,000

Net income (loss)	$(231,540)	$142,302			$(393,732)

Weighted average number of shares outstanding - basic	25,956,183				29,289,517
Weighted average number of shares outstanding - diluted					38,039,517

Basic net income (loss) per share of common stock	$(0.01)				$(0.01)
Diluted net income (loss) per share of common stock	$(0.01)				$(0.01)

B.H.I.T. Inc.
Unaudited Pro Forma Condensed Combined Income Statement
Year Ended December 31, 2008

	B.H.I.T. Inc.	The Wood Energy Group, Inc		Pro forma Adjustments	Pro forma
	(Historical)	(Historical)			(As Adjusted)

Revenues	$-	$5,077,569			$5,077,569
Cost of sales	-	3,710,388	g	(467,486)	3,242,902

Gross profit	-	1,367,181			1,834,667

Selling, general and administrative expenses	610,451	1,021,032	d	150,000	1,781,483
Depreciation and amortization	-	302,927	f	257,073	560,000

Income (loss) from operations	(610,451)	43,222			(506,816)

Other income (expenses):
Interest income	47,615	-			47,615
Interest expense	-	(84,702)	e	(575,857)	(575,857)
			g	84,702
Total other income (expenses)	47,615	(84,702)			(528,242)

Income (loss) before income taxes	(562,836)	(41,480)			(1,035,058)

Income tax benefit (expense)		(11,400)	h	31,400	20,000

Net income (loss)	$(562,836)	$(52,880)			$(1,015,058)

Weighted average number of shares outstanding	25,110,273				28,443,607

Basic and diluted net loss per share of common stock	$(0.02)				$(0.04)